Financial Results

Statement of Operations

	2011	2010
Revenues	$337,019,930	$224,807,338
Cost of Goods Sold	302,690,475	195,880,762
Gross Profits	34,329,455	28,926,576
Operating Expenses	4,250,752	3,735,530
Operating Income	30,078,703	25,191,046
Other Income (Expense)	(4,569,566)	(4,740,467)
Net Income (Loss)	$25,509,137	$20,450,579

Balance Sheet

	2011	2010
Assets	$175,876,750	$165,530,979
Current Liabilities	18,628,361	20,562,149
Long Term Debt	42,960,017	56,188,380
Derivative Instruments	1,961,239	3,130,402
Member's Equity	112,327,133	85,650,048
Total Liabilities & Member Equity	$175,876,750	$165,530,979

*This information has been derived from the audited Consolidated Financial Statements and accompanying notes included in our Form 10-K which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report at Cardinal's website: www.cardinalethanol.com







Pictures are of Cardinal Employees.

ANNUAL MEETING ANNOUNCEMENT:

Mark your calendars for the 2012 Annual Meeting, which will be held at the Winchester High School Auditorium again this year at 6:00 pm on Thursday, February 9, 2012

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.

Cardinal Ethanol, LLC

1554 N. 600 E.
Union City, IN 47390
765-964-3137
www.cardinalethanol.com

Revenues

During the fiscal year, 82% of our revenues were derived from the sale of ethanol, which sold for an average price of $2.40 per gallon, including the effects of risk management and hedging. With our unit train capability, our market predominately has been to the east coast. Dried distiller's grain made up 16% of our annual revenues, corn oil and CO2 about 2% of our overall revenues. Collectively, the resulting gross revenues were $337,019,930 compared to 2010 revenues of $224,807,338.

For the year, the Company sold almost 115 million gallons of fuel grade ethanol, over 318 thousand tons of dried distiller's grain and almost 14 million pounds of corn oil.

Expenses

For the fiscal year, we had total expenses, which include the cost of goods sold and other operating expenses, of $306,941,227. For a 100 million gallon plant it requires approximately 36 million bushels of corn. We primarily purchase our corn supply from local markets, but due to competition for corn in our area, we may have to expand our draw area to source corn needed to sustain operations. Since we are significantly dependent on the availability of corn, fluctuation in the markets can and do have a big impact on profitability. We anticipate corn prices to continue to be extremely volatile.

Natural gas is also an important input cost to our manufacturing process. For the year, our usage of natural gas was approximately 3,121,000 MMBTU and represents approximately 4.8% of our total costs of goods sold.

In an attempt to minimize the effects of the volatility of corn cost and natural gas cost on operating profits, we take positions in the futures market. It is a way to attempt to reduce the risk caused by price fluctuation. Hedging activities can result in cost to us because price movements in corn and natural gas are highly volatile and influenced by factors beyond our control. These costs can be significant.



ESTIMATED Taxable Income for 2011

The net income for the Company of $25,509,137 is for the fiscal year ended September 30, 2011. While the Company has a fiscal year that ends on September 30th, the Company has to file its tax return and report taxable income on a tax year that ends December 31st. In addition, income will be adjusted by a number of differences in the timing of deductions for book and taxable income, the largest of which is accelerated depreciation for tax purposes. The Company expects this to result in an ESTIMATED taxable net income for the year of somewhere between $10 and $15 million.

Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income for the calendar year ending December 31, 2011. This ESTIMATE is not a guarantee of future results; it is only our projection and involves numerous assumptions, risks and uncertainties. Our actual results may differ.

Based on our fiscal year ended September 30, 2011 and preliminary financial results for October and November, and an estimate for December, we anticipate you may have between $750 to $900 per membership unit (full year owners) of taxable INCOME reported to you on your 2011 K-1 form. To determine the amount of taxable income from Cardinal (CE), you will multiply the number of membership units you own times the above estimate. For example:
5 units x $750 per unit = $3,750 taxable INCOME from CE.

If you owned your membership units or a portion of them for less than the entire calendar year, your share of company income will be pro-rated to show the amount for the portion of our calendar year that you owned the units. Your K-1 will reflect any pro-ration based on a change in your unit ownership.

Actual results for the year will be shown on your 2011 K-1 statement, which will be mailed to you by the end of February 2012.

We recommend you consult your tax advisor regarding any implications this may have on your individual tax and financial situation. Remember, this is our best ESTIMATE at this time and actual results may vary.

Industry Outlook

The ethanol industry is an industry that is changing rapidly which can result in unexpected developments that could negatively impact our operations and the value of our units. The ethanol industry has grown significantly in the last decade. According to the Renewable Fuels Association, the ethanol industry has grown from approximately 1.5 billion gallons of production per year in 1999 to approximately 14.7 billion gallons in 2011. This rapid growth has resulted in significant shifts in supply and demand of ethanol over a very short period of time. As a result, past performance by the ethanol plant or the ethanol industry generally might not be indicative of future performance. We may experience a rapid shift in the economic conditions in the ethanol industry which may make it difficult to operate the ethanol plant profitably.

The ethanol industry is currently impacted by the Volumetric Ethanol Tax Credit (VEETC) which is frequently referred to as the blenders' credit. This blenders' credit provides a tax credit of 45 cents per gallon of ethanol that is blended with gasoline. This incentive is scheduled to expire on December 31, 2011. Management anticipates that VEETC will not be renewed and therefore will not be available starting January 1, 2012.

The Board of Directors, Management and Staff at Cardinal Ethanol are committed to delivering maximum value to our members. We feel the keys to continued success include staying on top of advancements in technology and new processes, capitalizing on market opportunities and maintaining our focus on efficiency of operation.





